October 11, 1994


     Indiana Energy, Inc.
     Indiana Gas Company, Inc.
     Indiana Gas Company, Inc.
       Retirement Savings Plan Committee
     1630 North Meridian Street
     Indianapolis, Indiana 46204

     Dear Gentlemen:

          You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Indiana Energy, Inc., an Indiana corporation (the "Corporation"), on or about October 11, 1994, relating to the registration of (1) up to One Million (1,000,000) shares of Common Stock, without par value, of the Corporation (the "Shares") to be issued and sold under the Indiana Gas Company, Inc. Retirement Savings Plan (the "Plan"), as the same may be amended from time to time, and (2) the interests in the Plan to be issued to those employees of Indiana Gas Company, Inc. ("Indiana Gas"), the Corporation, and their respective subsidiaries that participate in the Plan (the "Interests"). In connection with your request, we have made such examination of the corporate records and proceedings of the Corporation and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

          Based upon such examination, we are of the opinion that when the Interests have been issued as contemplated by the Plan and when the steps set forth in the next paragraph have been taken, the Common Stock will be legally issued, fully paid, and non-assessable, and the Interests will be legally issued: provided, however, that in the event the Common Stock is issued directly by the Corporation to the Plan (rather than purchased in the open market as presently contemplated), such Common Stock will not be legally issued, fully paid, and non-assessable until duly authorized, issued, and sold and the purchase price thereof paid, all as contemplated by such Plan.

          The steps to be taken which are referred to in the next preceding paragraph consist of the following:

               (1) Compliance with the Securities Act of 1933, as amended, and with the securities laws of the State of Indiana, with respect to such Plan and the issuance and sale of the Common Stock and the issuance of the Interests thereunder; and

               (2) Issuance and sale of the Common Stock and the issuance of the Interests in accordance with the terms and conditions set forth in such Plan and the Registration Statement, as amended from time to time.

          We consent to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registrations
     Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        /S/ BARNES & THORNBURG